Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record First Quarter 2021 Performance

Warsaw, Indiana (April 26, 2021) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $23.0 million for the three months ended March 31, 2021, an increase of 33% versus $17.3 million for the first quarter of 2020. Diluted earnings per share increased 34% to $0.90 for the first quarter of 2021, versus $0.67 for the first quarter of 2020. On a linked quarter basis, net income decreased $1.6 million, or 7%, from the fourth quarter of 2020, in which the company had net income of $24.6 million, or $0.97, diluted earnings per share. Pretax pre-provision earnings1 were $29.5 million for the first quarter of 2021, an increase of 7%, or $1.9 million, from $27.5 million for the first quarter of 2020. On a linked quarter basis, pretax pre-provision earnings decreased 7%, or $2.1 million, from $31.6 million for the fourth quarter of 2020.

David M. Findlay, President and Chief Executive Officer stated, “As we look back on the last year, we are immensely proud of our performance, both financially and operationally. With first quarter record net income, we continue to move through the challenging environment with strong financial results. Operationally, we continue to take care of our clients in our Indiana communities. During the quarter we were excited to reopen our branch lobbies to an enthusiastic response from our clients. And it was good to see them. We also took the next step in our unwavering focus on delivering technology-driven solutions to our clients with the roll out of Lake City Bank Digital, our next generation digital platform for retail and commercial banking clients.”

Financial Performance – First Quarter 2021

First Quarter 2021 versus First Quarter 2020 highlights:

•	Return on average equity of 14.27%, compared to 11.51%
•	Return on average assets of 1.58%, compared to 1.40%
•	Loan growth of $389 million, or 10%
o	Paycheck Protection Program (PPP) loans of $397 million outstanding
o	Average loan growth, excluding PPP loans, of $105 million, or 3%
•	Core deposit growth of $1.0 billion, or 25%
o	Noninterest bearing demand deposit account growth of $546 million, or 52%
•	Net interest income increase of $4.8 million, or 12%

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

2 Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

•	Noninterest income increase of $1.8 million, or 17%
•	Revenue growth of $6.6 million, or 13%
•	Noninterest expense increase of $4.7, or 21%
•	Pretax pre-provision earnings[1] increase of $1.9 million, or 7%
•	Provision for credit losses[2] of $1.5 million compared to $6.6 million, a decrease of $5.1 million
•	Average total equity increase of $49 million, or 8%

First Quarter 2021 versus Fourth Quarter 2020 highlights:

•	Return on average equity of 14.27%, compared to 15.18%
•	Return on average assets of 1.58%, compared to 1.70%
•	Average loan growth, excluding PPP loans, of $50 million, or 1%
•	Core deposit growth of $198 million, or 4%
•	Net interest income decrease of $1.0 million, or 2%
•	Noninterest income increase of $775,000, or 7%
•	Provision for credit losses[2] of $1.5 million compared to $920,000, an increase of $557,000
•	Noninterest expense increase of $1.8 million, or 7%
•	Average total equity increase of $8.7 million, or 1%

Return on average total equity for the first quarter of 2021 was 14.27%, compared to 11.51% in the first quarter of 2020 and 15.18% in the linked fourth quarter of 2020. Return on average assets for the first quarter of 2021 was 1.58%, compared to 1.40% in the first quarter of 2020 and 1.70% in the linked fourth quarter of 2020. The company’s total capital as a percent of risk-weighted assets was 15.20% at March 31, 2021, compared to 14.23% at March 31, 2020 and 14.65% at December 31, 2020. The company’s tangible common equity to tangible assets ratio1 was 10.77% at March 31, 2021, compared to 11.99% at March 31, 2020 and 11.21% at December 31, 2020.

As announced on April 13, 2021, the board of directors approved a cash dividend for the first quarter of $0.34 per share, payable on May 5, 2021, to shareholders of record as of April 25, 2021. The first quarter dividend per share of $0.34 is unchanged from the dividend per share paid for the fourth quarter of 2020.

Findlay added, “Our exceptional capital strength has represented a strong foundation as we have navigated the uncertainty of the past year. Our balance sheet is well positioned for future growth and we’re looking forward to a more normalized environment to continue our focus on doing what we do best and that is to grow our balance sheet through organic loan opportunities in all of our markets. Our strong capital position has also provided the ability to consistently grow dividends for our shareholders over a long period of time.”

During the first quarter of 2020, the company repurchased 289,101 shares of its common stock for $10 million at a weighted average price per share of $34.63. Share repurchases under the repurchase plan were suspended in March with $20 million of authorization remaining available under the plan. No shares were repurchased under the plan during the remainder of 2020, and the share repurchase program expired on January 21, 2021. On April 13, 2021, the company’s board of directors reauthorized and extended the share repurchase program through April 30, 2023. Under the program the company is authorized to repurchase, from time to time as the company deems appropriate, shares of the company’s common stock with an aggregate purchase price of up to $30 million.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

2 Beginning January 1, 2021 calculation is based on the CECL methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Average total loans for the first quarter of 2021 were $4.57 billion, an increase of $508.1 million, or 13%, versus $4.06 billion for the first quarter 2020. Average PPP loans were $402.7 million during the first quarter 2021. Excluding PPP loans, average loans were $4.16 billion compared to $4.06 billion for the first quarter of 2020, an increase of $105.3 million, or 3%. On a linked quarter basis, average total loans decreased $50.7 million, or 1%, from $4.62 billion for the fourth quarter of 2020 due to seasonal pay downs of agriculture loans. Average loans excluding PPP loans increased by $49.6 million, or 1%, on a linked quarter basis.

Findlay commented, “We are pleased to have supported the Paycheck Protection Program as it has truly made a difference for many of our clients as they have navigated the challenges of the last year. Clearly, the environment of the last year has negatively impacted overall loan growth. With commercial line utilization at a historic low of 39% due to excess liquidity available on our customer’s balance sheets, we are eager for an opportunity to return to a more normalized in-person relationship with our clients.”

Total loans outstanding grew $388.9 million, or 10%, from $4.09 billion as of March 31, 2020 to $4.47 billion as of March 31, 2021. PPP loans outstanding were $396.7 million as of March 31, 2021. Total loans excluding PPP loans decreased by $7.8 million, as of March 31, 2021 as compared to March 31, 2020. On a linked quarter basis, total loans excluding PPP loans were $4.08 billion as of March 31, 2021, a decrease of $159.2 million, or 4%, as compared to the fourth quarter of 2020.

Average total deposits were $5.11 billion for the first quarter of 2021, an increase of $902.9 million, or 21%, versus $4.20 billion for the first quarter of 2020. On a linked quarter basis, average total deposits increased by $147.6 million, or 3%. Total deposits grew $948.3 million, or 22%, from $4.28 billion as of March 31, 2020 to $5.23 billion as of March 31, 2021. On a linked quarter basis, total deposits increased by $193.2 million, or 4%, from $5.04 billion as of December 31, 2020.

Importantly, core deposits, which exclude brokered deposits, increased $1.05 billion, or 25%, from $4.17 billion at March 31, 2020 to $5.22 billion at March 31, 2021. This increase was due to growth in commercial deposits of $625.5 million, or 45%; growth in retail deposits of $350.6 million, or 21%; and growth in public fund deposits of $71.7 million, or 6%. On a linked quarter basis core deposits increased by $198.2 million, or 4%, at March 31, 2021 as compared to December 31, 2020. PPP loan proceeds to borrowers and an additional round of economic impact payments to consumer customers continued to impact the increase in deposits during the quarter as proceeds were deposited into borrower and consumer checking accounts at the bank.

Findlay noted, “The growth in our core demand deposit accounts over the last year has been extraordinary. Commercial demand deposit balances have grown by 52% and retail demand deposit balances have grown by 64% when compared to balances a year ago. We are in relatively unchartered territory with this type of demand deposit growth, and while we expect this liquidity to abate over time, we are managing our balance sheet liquidity carefully as we anticipate loan demand to return to more normalized levels in the future. On an interim basis, we have deployed nearly $350 million of this excess liquidity through our investment portfolio.”

The company’s net interest margin decreased 16 basis points to 3.19% for the first quarter of 2021 compared to 3.35% for the first quarter of 2020. The lower margin in the first quarter of 2021 as compared to the prior year period was due to lower yields on loans and securities, partially offset by a lower cost of funds. The decline in net interest margin resulted from the Federal Reserve Bank decreases in the target Federal Funds Rate by 150 basis points during 2020, which brought the Federal Funds Rate back to the zero-bound range of 0.00% to 0.25%. The first quarter net interest margin was impacted by the lower yield on the PPP loan portfolio and excess liquidity on the balance sheet, offset by fees earned as a result of PPP loan forgiveness. The company’s net interest margin excluding PPP loans1 was 13 basis points lower at 3.06% and reflects a 29 basis point decline from 3.35% the first quarter of 2020. Linked quarter net interest margin excluding PPP loans decreased by 6 basis points compared to 3.12% for the fourth quarter of 2020 due to declining earning asset yields offset by lower cost of funds.

“We’ve aggressively managed our cost of deposits from the very beginning of the challenging COVID-19 environment. We’ve lowered our cost of deposits to historical lows and have eliminated nearly all of our non-core deposits. We’ve also worked to strengthen our earning asset yield with the reintroduction of floors on commercial loan relationships and some strategic repositioning within our investment portfolio,” Findlay further commented.

Net interest income increased by $4.8 million, or 12%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. On a linked quarter basis, net interest income decreased $1.0 million, or 2%, from the fourth quarter of 2020. PPP loan income was $5.2 million for the three months ended March 31, 2021, compared to $6.5 million during the fourth quarter of 2020.

The company adopted CECL during the first quarter of 2021, effective January 1, 2021. The day one impact of adoption was an increase in the allowance for credit losses2 of $9.1 million, with an offset, net of taxes, to beginning stockholders’ equity. The company recorded a provision for credit losses2 of $1.5 million in the first quarter of 2021, compared to $6.6 million in the first quarter of 2020, a decrease of $5.1 million. On a linked quarter basis, the provision2 increased by $557,000 from $920,000 in the fourth quarter of 2020. The higher provision2 in the first quarter of 2020 was driven by potential negative impacts on the company’s borrowers from the economic conditions resulting from the COVID-19 pandemic. The company’s credit loss reserve to total loans2 was 1.61% at March 31, 2021 versus 1.31% at March 31, 2020 and 1.32% at December 31, 2020. The company’s credit loss reserve2 to total loans excluding PPP loans1 was 1.76% at March 31, 2021 versus 1.31% at March 31, 2020 and 1.45% at December 31, 2020. PPP loans are guaranteed by the United States Small Business Administration (SBA) and have not been allocated for within the allowance for credit losses2.

Findlay added, “The allowance for credit losses has increased by $10 million in 2021 and reflects the Implementation of CECL. We’re confident that our reserve position represents a conservative position and are encouraged by the stability of our asset quality metrics. The credit cycle has not been nearly as negative as many of us expected during the last year and we are comfortable with the current levels of our reserve.”

Net charge offs in the first quarter of 2021 were $90,000 versus net charge-offs of $3.6 million in the first quarter of 2020 and net charge offs of $259,000 during the linked fourth quarter of 2020. Annualized net charge offs to average loans were 0.01% for the first quarter of 2021 versus 0.36% for the first quarter of 2020, and 0.02% for the linked fourth quarter of 2020.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

2 Beginning January 1, 2021 calculation is based on the CECL methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Nonperforming assets decreased $2.1 million, or 15%, to $12.2 million as of March 31, 2021 versus $14.3 million as of March 31, 2020. On a linked quarter basis, nonperforming assets decreased $235,000, or 2%, versus the $12.4 million reported as of December 31, 2020. The ratio of nonperforming assets to total assets at March 31, 2021 decreased to 0.20% from 0.28% at March 31, 2020 and decreased from 0.21% at December 31, 2020 on a linked quarter basis. Total individually analyzed and watch list loans increased by $87.5 million, or 48%, to $271.3 million at March 31, 2021 versus $183.8 million as of March 31, 2020. On a linked quarter basis, total individually analyzed and watch list loans decreased by $14.8 million, or 5%, from $286.1 million at December 31, 2020. The decrease in total individually analyzed and watch list loans was due primarily to a decrease in non-individually analyzed watch list credits. Individually analyzed watch list loans decreased by $2.8 million, or 12%, to $20.1 million at March 31, 2021 versus $22.9 million at March 31, 2020. On a linked quarter basis, individually analyzed watch list loans decreased by $28,000, from $20.2 million at December 31, 2020.

The company’s noninterest income increased $1.8 million, or 17%, to $12.6 million for the first quarter of 2021, compared to $10.8 million for the first quarter of 2020. Noninterest income was positively impacted by a $1.0 million increase in bank owned life insurance income primarily due to a variable bank owned life insurance product that contains equity-based investments. In addition, mortgage banking income increased $787,000, or 134%; loan and service fees increased $368,000, or 15%; and wealth advisory fees increased $319,000, or 17%. Net securities gains increased $753,000 due to repositioning of the available-for-sale securities portfolio in response to the steepening yield curve during the quarter. Offsetting these increases were decreases of $810,000, or 48%, in other income driven by a credit valuation adjustment on interest rate swaps during the first quarter of 2020. In addition, interest rate swap fee income decreased $404,000, or 62%, and service charges on deposit accounts decreased $281,000, or 10%.

Noninterest income increased by $775,000, or 7%, on a linked quarter basis to $12.6 million. The linked quarter increase resulted primarily from an increase in net securities gains of $683,000, mortgage banking income of $407,000 and wealth advisory fees of $304,000. Offsetting these increases was a $735,000 decline in interest rate swap fee income during the quarter.

The company’s noninterest expense increased $4.7 million, or 21%, to $26.7 million in the first quarter of 2021, compared to $22.1 million in the first quarter of 2020. Salaries and employee benefits increased $2.8 million, or 24%, driven by higher incentive-based compensation expense and higher employee health insurance expense. Professional fees increased $730,000, or 64%, driven by higher legal expense and digital deconversion expenses as the company launched Lake City Bank Digital in March 2021. Data processing fees increased $437,000, or 15%, driven by the company’s continued investment in customer focused, technology-based solutions, such as the online PPP origination and forgiveness platform, and ongoing cybersecurity and data management enhancements. Corporate and business development expense increased $398,000, or 36%, due to higher business and community development expenditures.

On a linked quarter basis, noninterest expense increased by $1.8 million, or 7%, to $26.7 million. Corporate and business development expense increased $740,000 primarily due to higher community development expenses. Salaries and employee benefits increased by $668,000 due primarily to higher incentive-based compensation expenses and increased health insurance expense.

The company’s efficiency ratio was 47.6% for the first quarter of 2021, compared to 44.5% for the first quarter of 2020 and 44.1% for the linked fourth quarter of 2020.

COVID-19 Crisis Management

The company reopened all its branch lobbies on March 15, 2021 for the first time since directing customers to its drive-thru facilities on November 18, 2020. Most company employees returned to the workplace in a Lake City Bank facility by April 12, 2021, with certain business units keeping a portion of employees in a remote workplace setting for business continuity purposes. The company invested in personal protective equipment, installed protective barriers and enhanced social distancing measures in order to prioritize the safety of bank customers and employees. The company will keep all safety protocols in place until it determines that the public health risks posed by COVID-19 no longer require them.

Active Management of Credit Risk

The company’s Commercial Banking and Credit Administration leadership continues to review and refine the list of industries that the company believes are most likely to be materially impacted by the potential economic impact resulting from the COVID-19 pandemic. The current assessment of impacted industries remains unchanged from year end 2020 and includes a smaller group of industries as compared to the initial list of potentially affected industries disclosed in the company’s earnings release for the first quarter of 2020. The current list of industries under review represents approximately 3.3%, or $138 million, of the company’s total loan portfolio versus $765 million, or 18.7%, as of April 27, 2020, excluding PPP loans. The following industries are included in the 3.3% along with their respective percentage of the loan portfolio: hotel and accommodations – 2.3%, entertainment and recreation – 0.6% and full-service restaurants – 0.4%. The company has no direct exposure to oil and gas and limited exposure to retail shopping centers.

The company’s commercial loan portfolio is highly diversified, and no industry sector represents more than 8% of the bank’s loan portfolio as of March 31, 2021. Agri-business and agricultural loans represented the highest specific industry concentration at 7% of total loans. The company’s Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID-19 Related Loan Deferrals

As detailed below, loan deferrals peaked on June 17, 2020, at $737 million, which represented 16% of the total loan portfolio. As of March 31, 2021, total deferrals attributable to COVID-19 were $85 million, representing 26 borrowers, or 2% of the total loan portfolio. Total deferrals as of April 20, 2021 represented a decline in deferral balances of 88% from the peak levels. Of the $85 million, 19 were commercial loan borrowers representing $84 million in loans, or 2% of total commercial loans, and seven were retail loan borrowers representing $1 million, or 1% of total retail loans. All COVID-19 related loan deferrals remain on accrual status, as each deferral is evaluated individually, and management has determined that all contractual cashflows are collectable at this time.

As of April 20, 2021, Of the total commercial deferrals attributed to COVID-19, $14 million represented a first deferral action, $6 million represented a second deferral action, $40 million represented a third deferral action and $25 million represented a fourth deferral action. Two borrowers represented 89% of the fourth deferral population and were commercial real estate nonowner occupied loans supported by adequate collateral and personal guarantors and consist of loans to the hotel and accommodation industry. In accordance with Section 4013 of the CARES Act, these were not considered to be troubled debt restructurings.

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. A third-party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

Total Loan Deferrals

	Peak				% change
	June 17, 2020	December 31, 2020	March 31, 2021	April 20, 2021	from Peak
Borrowers	487	49	26	26	-95%
Amount (In millions)	$737	$101	$85	$85	-88%
% of Total Loan Portfolio	16%	2%	2%	2%	NA

Total Commercial Deferrals

	Peak				% change
	June 17, 2020	December 31, 2020	March 31, 2021	April 20, 2021	from Peak
Borrowers	351	22	19	19	-95%
Amount (In millions)	$730	$98	$84	$84	-88%
% of Commercial Loan Portfolio	18%	2%	2%	3%	NA

Total Retail Deferrals

	Peak				% change
	June 17, 2020	December 31, 2020	March 31, 2021	April 20, 2021	from Peak
Borrowers	136	27	7	7	-95%
Amount (In millions)	$7	$3	$1	$1	-86%
% of Retail Loan Portfolio	2%	1%	1%	1%	NA

Paycheck Protection Program

During the first quarter of 2021, the company funded PPP loans for its customers through the second round of the PPP program. In addition, the bank has continued processing forgiveness applications for PPP loans made during the first round of the PPP program. As of March 31, 2021, Lake City Bank had $396.7 million in PPP loans outstanding consisting of $258.7 million from PPP round one and $138.0 million from PPP round two. Most of the PPP loans are for existing customers and 55% of the number of PPP loans originated are for amounts less than $50,000. As of March 31, 2021, the SBA has approved forgiveness for $291.2 million in PPP loans originated during round one of the PPP program and the company has submitted forgiveness applications on behalf of customers in the amount of $189.3 million that were awaiting SBA approval.

	March 31, 2021
	Originated		Forgiven		Outstanding (1)
	Number	Amount	Number	Amount	Number	Amount
PPP Round 1	2,409	$570,500	1,858	$291,249	548	$258,678
PPP Round 2	996	144,884	0	0	996	138,045
Total	3,405	715,384	1,858	291,249	1,544	396,723

(1) Outstanding balance includes deferred loan origination fees, net of costs, and any loans repaid by borrowers.

“Our bankers continue to support our customers through our Fintech partnership providing a digital platform to access round 2 of Paycheck Protection Loans and for submitting forgiveness applications to the SBA. We have processed 1,078 of round two PPP loans with average balances of $145,000. Importantly, we have submitted 86% of the 2,409 loans originated in round one to the SBA for loan forgiveness.” Findlay added.

Liquidity Preparedness

Throughout the COVID-19 crisis, the company has monitored liquidity preparedness. Critical to this effort has been the monitoring of commercial and retail borrowers’ line of credit utilization. The company’s commercial and retail line of credit utilization at March 31, 2021 was 39%, versus 48% at March 31, 2020 and 43% at December 31, 2020. The company has a long-standing liquidity plan in place that ensures that appropriate liquidity resources are available to fund the balance sheet.

Lakeland Financial Corporation is a $6.0 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity”, which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets”, which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION

FIRST QUARTER 2021 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2021	2020	2020
Assets	$6,016,642	$5,830,435	$5,030,078
Deposits	5,229,970	5,036,805	4,281,703
Brokered Deposits	10,003	15,002	109,575
Core Deposits (1)	5,219,967	5,021,803	4,172,128
Loans	4,474,631	4,649,156	4,085,738
Paycheck Protection Program (PPP) Loans	396,723	412,007	0
Allowance for Credit Losses (2)	71,844	61,408	53,609
Total Equity	651,668	657,184	606,572
Goodwill net of deferred tax assets	3,794	3,794	3,789
Tangible Common Equity (3)	647,874	653,390	602,783
AVERAGE BALANCES
Total Assets	$5,887,361	$5,747,818	$4,967,138
Earning Assets	5,638,202	5,501,505	4,737,731
Investments - available-for-sale	772,247	657,990	618,876
Loans	4,567,226	4,617,912	4,059,174
Paycheck Protection Program (PPP) Loans	402,730	503,041	0
Total Deposits	5,107,019	4,959,443	4,204,094
Interest Bearing Deposits	3,540,974	3,477,431	3,212,443
Interest Bearing Liabilities	3,617,491	3,568,572	3,325,014
Total Equity	653,329	644,677	604,273
INCOME STATEMENT DATA
Net Interest Income	$43,679	$44,713	$38,854
Net Interest Income-Fully Tax Equivalent	44,366	45,362	39,443
Provision for Credit Losses (2)	1,477	920	6,600
Noninterest Income	12,557	11,782	10,777
Noninterest Expense	26,746	24,912	22,089
Net Income	22,983	24,592	17,299
Pretax Pre-Provision Earnings (3)	29,490	31,583	27,542
PER SHARE DATA
Basic Net Income Per Common Share	$0.90	$0.97	$0.68
Diluted Net Income Per Common Share	0.90	0.97	0.67
Cash Dividends Declared Per Common Share	0.34	0.30	0.30
Dividend Payout	37.78%	30.93%	44.78%
Book Value Per Common Share (equity per share issued)	25.58	25.85	23.87
Tangible Book Value Per Common Share (3)	25.43	25.70	23.72
Market Value – High	77.05	56.28	49.85
Market Value – Low	53.03	40.57	30.49
Basic Weighted Average Common Shares Outstanding	25,457,659	25,424,307	25,622,988
Diluted Weighted Average Common Shares Outstanding	25,550,111	25,519,643	25,735,826
KEY RATIOS
Return on Average Assets	1.58%	1.70%	1.40%
Return on Average Total Equity	14.27	15.18	11.51
Average Equity to Average Assets	11.10	11.22	12.17
Net Interest Margin	3.19	3.28	3.35
Net Interest Margin, Excluding PPP Loans (3)	3.06	3.12	3.35
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	47.56	44.10	44.51
Tier 1 Leverage (4)	10.79	10.93	11.67
Tier 1 Risk-Based Capital (4)	13.95	13.39	13.02
Common Equity Tier 1 (CET1) (4)	13.95	13.39	13.02
Total Capital (4)	15.20	14.65	14.23
Tangible Capital (3) (4)	10.77	11.21	11.99
ASSET QUALITY
Loans Past Due 30 - 89 Days	$739	$1,263	$1,942
Loans Past Due 90 Days or More	18	116	71
Non-accrual Loans	11,707	11,986	13,883
Nonperforming Loans (includes nonperforming TDRs)	11,725	12,102	13,954
Other Real Estate Owned	447	316	351
Other Nonperforming Assets	17	6	11
Total Nonperforming Assets	12,189	12,424	14,316
Performing Troubled Debt Restructurings	5,111	5,237	5,852
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,508	6,476	2,311
Total Troubled Debt Restructurings	11,619	11,713	8,163
Individually Analyzed Loans	20,149	20,177	22,932
Non-Individually Analyzed Watch List Loans	251,183	265,970	160,893
Total Individually Analyzed and Watch List Loans	271,332	286,147	183,825
Gross Charge Offs	235	688	3,850
Recoveries	145	429	206
Net Charge Offs/(Recoveries)	90	259	3,644
Net Charge Offs/(Recoveries) to Average Loans	0.01%	0.02%	0.36%
Credit Loss Reserve to Loans (2)	1.61%	1.32%	1.31%
Credit Loss Reserve to Loans, Excluding PPP Loans (2) (3)	1.76%	1.45%	1.31%
Credit Loss Reserve to Nonperforming Loans (2)	612.70%	507.42%	384.20%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (2)	426.70%	354.17%	270.68%
Nonperforming Loans to Loans	0.26%	0.26%	0.34%
Nonperforming Assets to Assets	0.20%	0.21%	0.28%
Total Individually Analyzed and Watch List Loans to Total Loans	6.06%	6.15%	4.50%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (3)	6.65%	6.75%	4.50%
OTHER DATA
Full Time Equivalent Employees	587	585	575
Offices	50	50	50

(1) Core deposits equals deposits less brokered deposits

(2) Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

(3) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"

(4) Capital ratios for March 31, 2021 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Cash and due from banks	$59,382	$74,457
Short-term investments	442,563	175,470
Total cash and cash equivalents	501,945	249,927

Securities available-for-sale (carried at fair value)	840,429	734,845
Real estate mortgage loans held-for-sale	19,092	11,218

Loans, net of allowance for credit losses* of $71,844 and $61,408	4,402,787	4,587,748

Land, premises and equipment, net	59,884	59,298
Bank owned life insurance	96,158	95,227
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	19,355	18,761
Goodwill	4,970	4,970
Other assets	58,250	54,669
Total assets	$6,016,642	$5,830,435

LIABILITIES
Noninterest bearing deposits	$1,604,068	$1,538,331
Interest bearing deposits	3,625,902	3,498,474
Total deposits	5,229,970	5,036,805

Borrowings
Federal Home Loan Bank advances	75,000	75,000
Miscellaneous borrowings	0	10,500
Total borrowings	75,000	85,500

Accrued interest payable	4,283	5,959
Other liabilities	55,721	44,987
Total liabilities	5,364,974	5,173,251

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,762,538 shares issued and 25,290,908 outstanding as of March 31, 2021
25,713,408 shares issued and 25,239,748 outstanding as of December 31, 2020	114,764	114,927
Retained earnings	536,390	529,005
Accumulated other comprehensive income	15,110	27,744
Treasury stock at cost (471,630 shares as of March 31, 2021, 473,660 shares as of December 31, 2020)	(14,685)	(14,581)
Total stockholders' equity	651,579	657,095
Noncontrolling interest	89	89
Total equity	651,668	657,184
Total liabilities and equity	$6,016,642	$5,830,435

* Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020
NET INTEREST INCOME
Interest and fees on loans
Taxable	$43,461	$46,054
Tax exempt	104	222
Interest and dividends on securities
Taxable	1,835	1,973
Tax exempt	2,489	2,006
Other interest income	88	184
Total interest income	47,977	50,439

Interest on deposits	4,218	11,199
Interest on borrowings
Short-term	7	362
Long-term	73	24
Total interest expense	4,298	11,585

NET INTEREST INCOME	43,679	38,854

Provision for credit losses*	1,477	6,600

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	42,202	32,254

NONINTEREST INCOME
Wealth advisory fees	2,178	1,859
Investment brokerage fees	464	417
Service charges on deposit accounts	2,491	2,772
Loan and service fees	2,776	2,408
Merchant card fee income	622	669
Bank owned life insurance income (loss)	756	(292)
Interest rate swap fee income	249	653
Mortgage banking income	1,373	586
Net securities gains	753	0
Other income	895	1,705
Total noninterest income	12,557	10,777

NONINTEREST EXPENSE
Salaries and employee benefits	14,385	11,566
Net occupancy expense	1,503	1,387
Equipment costs	1,445	1,417
Data processing fees and supplies	3,319	2,882
Corporate and business development	1,509	1,111
FDIC insurance and other regulatory fees	464	267
Professional fees	1,877	1,147
Other expense	2,244	2,312
Total noninterest expense	26,746	22,089

INCOME BEFORE INCOME TAX EXPENSE	28,013	20,942
Income tax expense	5,030	3,643
NET INCOME	$22,983	$17,299

BASIC WEIGHTED AVERAGE COMMON SHARES	25,457,659	25,622,988
BASIC EARNINGS PER COMMON SHARE	$0.90	$0.68
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,550,111	25,735,826
DILUTED EARNINGS PER COMMON SHARE	$0.90	$0.67

* Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION

LOAN DETAIL

(unaudited, in thousands)

	March 31,		December 31,		March 31,
	2021		2020		2020
Commercial and industrial loans:
Working capital lines of credit loans	$574,659	12.8%	$626,023	13.5%	$730,767	17.9%
Non-working capital loans	1,101,805	24.6	1,165,355	25.0	697,952	17.1
Total commercial and industrial loans	1,676,464	37.4	1,791,378	38.5	1,428,719	35.0

Commercial real estate and multi-family residential loans:
Construction and land development loans	370,906	8.3	362,653	7.8	334,524	8.2
Owner occupied loans	669,390	14.9	648,019	13.9	572,057	14.0
Nonowner occupied loans	605,640	13.5	579,625	12.5	584,418	14.3
Multifamily loans	301,385	6.7	304,717	6.5	269,479	6.6
Total commercial real estate and multi-family residential loans	1,947,321	43.4	1,895,014	40.7	1,760,478	43.1

Agri-business and agricultural loans:
Loans secured by farmland	154,826	3.5	195,410	4.2	145,542	3.5
Loans for agricultural production	192,341	4.3	234,234	5.0	183,855	4.5
Total agri-business and agricultural loans	347,167	7.8	429,644	9.2	329,397	8.0

Other commercial loans	86,477	1.9	94,013	2.0	104,286	2.5
Total commercial loans	4,057,429	90.5	4,210,049	90.4	3,622,880	88.6

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	161,573	3.6	167,847	3.6	173,431	4.3
Open end and junior lien loans	157,492	3.5	163,664	3.5	181,541	4.4
Residential construction and land development loans	9,221	0.2	12,007	0.3	12,146	0.3
Total consumer 1-4 family mortgage loans	328,286	7.3	343,518	7.4	367,118	9.0

Other consumer loans	99,052	2.2	103,616	2.2	97,096	2.4
Total consumer loans	427,338	9.5	447,134	9.6	464,214	11.4
Subtotal	4,484,767	100.0%	4,657,183	100.0%	4,087,094	100.0%
Less: Allowance for credit losses (1)	(71,844)		(61,408)		(53,609)
Net deferred loan fees	(10,136)		(8,027)		(1,356)
Loans, net	$4,402,787		$4,587,748		$4,032,129

(1) Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION

DEPOSITS AND BORROWINGS

(unaudited, in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest bearing demand deposits	$1,604,068	$1,538,331	$1,057,994
Savings and transaction accounts:
Savings deposits	357,791	312,702	240,150
Interest bearing demand deposits	2,261,232	2,160,953	1,710,147
Time deposits:
Deposits of $100,000 or more	777,460	785,237	993,189
Other time deposits	229,419	239,582	280,223
Total deposits	$5,229,970	$5,036,805	$4,281,703
FHLB advances and other borrowings	75,000	85,500	85,500
Total funding sources	$5,304,970	$5,122,305	$4,367,203

LAKELAND FINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,554,183	$43,461	3.87%	$4,604,704	$45,779	3.96%	$4,036,147	$46,054	4.59%
Tax exempt (1)	13,043	131	4.07	13,208	132	3.97	23,027	277	4.84
Investments: (1)
Available-for-sale	772,247	4,984	2.62	657,990	4,516	2.73	618,876	4,513	2.93
Short-term investments	2,206	1	0.18	2,334	1	0.17	9,965	35	1.41
Interest bearing deposits	296,523	87	0.12	223,269	75	0.13	49,716	149	1.21
Total earning assets	$5,638,202	$48,664	3.50%	$5,501,505	$50,503	3.65%	$4,737,731	$51,028	4.33%
Less: Allowance for credit losses (4)	(70,956)			(61,438)			(55,782)
Nonearning Assets
Cash and due from banks	70,720			66,851			63,260
Premises and equipment	59,278			59,942			60,661
Other nonearning assets	190,117			180,958			161,268
Total assets	$5,887,361			$5,747,818			$4,967,138

Interest Bearing Liabilities
Savings deposits	$330,069	$61	0.07%	$297,832	$57	0.08%	$235,058	$51	0.09%
Interest bearing checking accounts	2,182,164	1,495	0.28	2,058,069	1,585	0.31	1,719,038	4,734	1.11
Time deposits:
In denominations under $100,000	235,271	648	1.12	242,846	792	1.30	280,233	1,370	1.97
In denominations over $100,000	793,470	2,014	1.03	878,684	2,584	1.17	978,114	5,044	2.07
Miscellaneous short-term borrowings	1,517	7	1.87	16,141	48	1.18	88,670	362	1.64
Long-term borrowings and subordinated debentures	75,000	73	0.39	75,000	75	0.40	23,901	24	0.40
Total interest bearing liabilities	$3,617,491	$4,298	0.48%	$3,568,572	$5,141	0.57%	$3,325,014	$11,585	1.40%
Noninterest Bearing Liabilities
Demand deposits	1,566,045			1,482,012			991,651
Other liabilities	50,496			52,557			46,200
Stockholders' Equity	653,329			644,677			604,273
Total liabilities and stockholders' equity	$5,887,361			$5,747,818			$4,967,138

Interest Margin Recap
Interest income/average earning assets		48,664	3.50		50,503	3.65		51,028	4.33
Interest expense/average earning assets		4,298	0.31		5,141	0.37		11,585	0.98
Net interest income and margin		$44,366	3.19%		$45,362	3.28%		$39,443	3.35%

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $687,000, $649,000 and $589,000 in the three-month periods ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)	Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $4.15 million and $5.21 million for the three months ended March 31, 2021 and December 31, 2020, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)	Nonaccrual loans are included in the average balance of taxable loans.
(4)	Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses (1) to loans, excluding PPP loans and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses (1).

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2021	2020	2020
Total Loans	$4,474,631	$4,649,156	$4,085,738
Less: PPP Loans	396,723	412,007	0
Total Loans, Excluding PPP Loans	4,077,908	4,237,149	4,085,738

Allowance for Credit Losses (1)	$71,844	$61,408	$53,609

Credit Loss Reserve to Total Loans (1)	1.61%	1.32%	1.31%
Credit Loss Reserve to Total Loans, Excluding PPP Loans (1)	1.76%	1.45%	1.31%

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2021	2020	2020
Total Loans	$4,474,631	$4,649,156	$4,085,738
Less: PPP Loans	396,723	412,007	0
Total Loans, Excluding PPP Loans	4,077,908	4,237,149	4,085,738

Total Individually Analyzed and Watch List Loans	$271,332	$286,147	$183,825

Total Individually Analyzed and Watch List Loans to Total Loans	6.06%	6.15%	4.50%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	6.65%	6.75%	4.50%

(1)  Beginning January 1, 2021 calculation is based on the current expected credit loss methodology.  Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2021	2020	2020
Total Equity	$651,668	$657,184	$606,572
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181
Tangible Common Equity	647,874	653,390	602,783

Assets	$6,016,642	$5,830,435	$5,030,078
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181
Tangible Assets	6,012,848	5,826,641	5,026,289

Ending common shares issued	25,473,437	25,424,307	25,412,014

Tangible Book Value Per Common Share	$25.43	$25.70	$23.72

Tangible Common Equity/Tangible Assets	10.77%	11.21%	11.99%

Net Interest Income	$43,679	$44,713	$38,854
Plus: Noninterest income	12,557	11,782	10,777
Minus: Noninterest expense	(26,746)	(24,912)	(22,089)

Pretax Pre-Provision Earnings	$29,490	$31,583	$27,542

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2021	2020	2020
Total Average Earnings Assets	$5,638,202	$5,501,505	$4,737,731
Less: Average Balance of PPP Loans	(402,730)	(503,041)	0
Total Adjusted Earning Assets	5,235,472	4,998,464	4,737,731

Total Interest Income FTE	$48,664	$50,503	$51,028
Less: PPP Loan Income	(5,166)	(6,509)	0
Total Adjusted Interest Income FTE	43,498	43,994	51,028

Adjusted Earning Asset Yield, net of PPP Impact	3.37%	3.50%	4.33%

Total Average Interest Bearing Liabilities	$3,617,491	$3,568,572	$3,325,014
Less: Average Balance of PPP Loans	(402,730)	(503,041)	0
Total Adjusted Interest Bearing Liabilities	3,214,761	3,065,531	3,325,014

Total Interest Expense FTE	$4,298	$5,141	$11,585
Less: PPP Cost of Funds	(248)	(320)	0
Total Adjusted Interest Expense FTE	4,050	4,821	11,585

Adjusted Cost of Funds, net of PPP Impact	0.31%	0.38%	0.98%

Net Interest Margin FTE, net of PPP Impact	3.06%	3.12%	3.35%

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